Exhibit 99


James River Corporation of Virginia
News Release:                     Contact:   John  Burke (Media)
                                             (804) 649-4291




      RICHMOND,  VIRGINIA, February 22, 1994  ---  The  Board  of

Directors of James River Corporation today announced that it  has approved  the nomination of Anne Marie Whittemore, a  partner  at the Richmond law firm of McGuire, Woods, Battle & Boothe, to join the  Board,  subject  to shareholder approval  at  the  company's annual meeting in April.

      Mrs.  Whittemore joined McGuire, Woods in  1971,  became  a partner  of  the firm in 1977, and was elected a  member  of  its

Executive Committee in 1990.  An experienced trial attorney, Mrs.

Whittemore  is a former member of the Board of Directors  of  the

Federal  Reserve  Bank  of Richmond, and  was  Chairman  of  that institution  from 1991 to 1993.  She served as  Chairman  of  the

Federal  Reserve's Conference of Chairmen in 1992, and serves  on the Boards of USF&G Corporation and Owens & Minor, Inc.

      "We  are pleased to nominate to our Board someone  of  Anne

Whittemore's  experience,  skill  and  wisdom,"  said  Robert  C.

Williams,  James River's Chairman, President and Chief  Executive

Officer.  "As we enter our 25th year, the Board of Directors will play  a crucial part in guiding the company on the path to retain

and   expand  our  leadership  position  in  consumer   products,

packaging  and  communications papers.  We look forward  to  Mrs.

Whittemore's contribution to that continued progress."

      In  addition to Mrs. Whittemore's nomination,  James  River announced  that  William  A. Kindler, 51,  has  been  named  Vice

President,  Towel & Tissue Operations, in the company's  Consumer

Products  Business.  Mr. Kindler was formerly Vice President  and

General  Manager  of the Printing Papers Group in  the  company's

Communications  Papers  Business  in  Oakland,   CA.    His   new

assignment  for the Consumer Products Business, with headquarters in  Norwalk,  CT,  will include direction  of  Towel  and  Tissue operations and support functions throughout the country.

      Mr.  Kindler has been with the company for 23 years, during which  he  has  served in a wide variety of line  management  and operations,  sales, marketing, technical and research  positions.

He  holds  a  PhD.  from  the  Institute  of  Paper  Science  and

Technology.

      F.  Allen  Byrd,  41, has been promoted to Vice  President,

General  Manager  of  the Printing Papers Group,  succeeding  Mr.

Kindler.   Mr. Byrd, who has been with the company 20 years,  has

held  a  variety  of  manufacturing  and  sales  positions,  most recently serving as area sales manager for coated printing papers with responsibility for the central and western regions.  He is a graduate of the University of Southern Mississippi.

      James  River  also announced that John M. Nevin,  59,  will assume the position of Senior Vice President, Strategic Services,

overseeing  corporate  transportation,  purchasing,  safety   and

health   services,  total  quality,  real  estate  and  corporate

facilities.

       James   River  Corporation,  headquartered  in   Richmond,

Virginia,  is  a marketer and manufacturer of consumer  products,

food  and  consumer packaging, and communications papers.   These

product lines include brands such as Quilted Northern(R) bathroom

tissue,   Brawny(R)  paper  towels,  Dixie(R)  cups  and  plates,

Eureka!(TM) recycled copy paper, Quilt-Rap(TM) sandwich wrap, and

Qwik  Crisp(R) microwave packaging.  For the year which ended  on

December 26, 1993, the company had sales of $4.6 billion.